                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant    [  X  ]

Filed by a Party other than the Registrant  [     ]

Check the appropriate box:

[     ]  Preliminary Proxy Statement

[     ]  Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

[  X  ]  Definitive Proxy Statement

[     ]  Definitive Additional Materials

[     ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Gabelli Asset Management Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[    ]   Fee paid previously with preliminary materials.

[    ]   Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)     Amount Previously Paid:

          (2)     Form, Schedule or Registration Statement No.:

          (3)     Filing Party:

          (4)     Date Filed:

                         GABELLI ASSET MANAGEMENT INC.
                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 13, 2003

                            ------------------------

     We cordially invite you to attend the Annual Meeting of Shareholders of Gabelli Asset Management Inc. at the Bruce Museum, One Museum Drive, Greenwich, CT 06830, on Tuesday, May 13, 2003, at 10:00 a.m. At the meeting, we will ask shareholders to:

     1. Elect a Board of six directors; and

     2. Vote on any other business which properly comes before the meeting.

     At the meeting, we will also review our 2002 financial results and outlook for the future. We will be available to answer your questions.

     Shareholders of record at the close of business on March 31, 2003, are entitled to vote at the meeting or any adjournments. Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

     We encourage all shareholders to attend the meeting.

                                          By Order of the Board of Directors

                                          JAMES E. MCKEE
                                          Vice President, General Counsel
                                          and Secretary

April 17, 2003

                         GABELLI ASSET MANAGEMENT INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                                  MAY 13, 2003

                            ------------------------

                     INTRODUCTION; PROXY VOTING INFORMATION

     We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of Gabelli Asset Management Inc. ("Gabelli" or the "Company") for use at our 2003 Annual Meeting of Shareholders and at any adjournments. The purpose of the meeting is to elect six directors and act upon any other matters properly brought to the meeting. We sent you this proxy statement, the proxy card, and our 2002 Annual Report on Form 10-K (containing Gabelli's financial statements and other financial information for the year ended December 31, 2002) on or about April 17, 2003. The Annual Report, however, is not part of the proxy solicitation materials.

     Shareholders of record at the close of business on March 31, 2003, the record date, are entitled to vote at the annual meeting. On this record date, Gabelli had outstanding 6,769,941 shares of Class A Common Stock, par value $.001 per share ("Class A Stock"), and 23,150,000 shares of Class B Common Stock, par value $.001 per share ("Class B Stock").

     The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 31, 2003 shall constitute a quorum for the transaction of business at the annual meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes present or represented at the meeting are elected to serve until the 2004 annual meeting or until their successors are elected and qualify. Any matter other than the election of directors will be determined by a majority of the votes present or represented at the meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or on any other matter and accordingly will have no effect.

     Gabelli will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees, and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers and employees of Gabelli and its subsidiaries may solicit proxies personally or by telephone or other means, but will not receive additional compensation.

     The Board of Directors has selected Mario J. Gabelli, Robert S. Zuccaro and James E. McKee to act as proxies. When you sign and return your proxy card, you appoint Messrs. Gabelli, Zuccaro and McKee as your representatives at the meeting. If you wish to change your vote before the meeting, deliver a letter revoking the proxy to Gabelli's Secretary (James E. McKee, Gabelli Asset Management Inc., One Corporate Center, Rye, NY 10580-1422) or properly submit another proxy bearing a later date. Even if you vote your proxy before the meeting, you may still attend the meeting, file a notice of revocation for the previously submitted proxy, and then vote again in person. The last proxy properly submitted by you is the one that will be counted.

     Brokerage firms have the authority under New York Stock Exchange rules to vote their clients' unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

                             ELECTION OF DIRECTORS

     Six directors serve on our Board of Directors. The Board has renominated all directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualify.

     All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named in the following table, unless otherwise specifically instructed. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies will be voted FOR the election of a replacement designated by the Board of Directors.

THE NOMINEES

     The following are brief biographical sketches of the six nominees. Unless otherwise noted, they have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

     The Board of Directors recommends that you vote FOR all of the following nominees:

     MARIO J. GABELLI, age 60, has served as Chairman, Chief Executive Officer, Chief Investment Officer and a director of the Company and its predecessors since November 1976. In connection with those responsibilities, he serves as director or trustee and/or officer of registered investment companies managed by the Company and its affiliates ("Gabelli Funds"). Mr. Gabelli serves as Vice Chairman and Chief Executive Officer of Lynch Interactive Corporation, a public company engaged in multimedia and other services; Vice Chairman of Lynch Corporation, a public company engaged in manufacturing; and a Director of Morgan Group Holdings, Inc., a public holding company. In addition, Mr. Gabelli is the Chairman and Chief Executive Officer of Gabelli Group Capital Partners, Inc., a private company which owns all of the Company's Class B Stock; and the Chairman of MJG Associates, Inc., which acts as a general partner or investment manager of various investment funds and other accounts. Mr. Gabelli also serves as a Governor of the American Stock Exchange; Overseer of Columbia University Graduate School of Business; Trustee of Fairfield University, Roger Williams University, Winston Churchill Foundation and E.L. Wiegand Foundation; Director of the National Italian American Foundation and the American-Italian Cancer Foundation; and Chairman, Patron's Committee of Immaculate Conception School.

     RAYMOND C. AVANSINO, JR., age 60, has been a director of the Company since February 2000. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982. He is of Counsel to the Nevada law firm of Avansino, Melarkey and Knobel, a firm he founded in 1973. He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996, and was a member of the Nevada Gaming Commission from 1981 to 1984.

     JOHN C. FERRARA, age 51, has been a director of the Company since December 1999. Mr. Ferrara was the President and Chief Executive Officer of Space Holding Corporation from January 2001 until March 2002, and Chief Financial Officer of Space Holding Corporation from November 1999 to December 2000. From 1998 to 1999, he was the Executive Vice President and Chief Financial Officer for Golden Books Family Entertainment, Inc. From 1989 to 1997, Mr. Ferrara was the Vice President and Chief Financial Officer of Renaissance Communications Corporation. From 1973 to 1989, he held various positions at American Express Company, National Broadcasting Company (NBC) and Deloitte & Touche. Mr. Ferrara is a director of Lynch Interactive Corporation.

     PAUL B. GUENTHER, age 62, has been a director of the Company since August 2000. Mr. Guenther has been Chairman of the New York Philharmonic since 1996 and Chairman of Fordham University since 1998. From 1988 to 1995, he served as President of PaineWebber Incorporated. From 1994 until 1995, he also served as President of PaineWebber Group, Inc., the parent company of PaineWebber Incorporated. From 1966 until 1988, Mr. Guenther held a variety of other positions at PaineWebber Incorporated. Mr. Guenther is a director of Consolidated Freightways Corporation, a freight transportation company, and The Guardian Life Insurance Company of America.

     EAMON M. KELLY, age 66, has been a director of the Company and its predecessors since 1992. Dr. Kelly is currently serving as a Professor at the Payson Center for International Development and Technology Transfer as well as in other departments at Tulane University, New Orleans. From 1981 through July 1998, he served as President and Chief Executive Officer of Tulane University. From 1974 to 1979, Dr. Kelly served in numerous positions, including Officer-in-Charge of Program Related Investments at the Ford Foundation, a philanthropic organization with initiatives in community and housing development, communications and public television, resources and environment, higher and public education, the arts and minority enterprises. Dr. Kelly's career includes numerous appointments, and most recently, the appointments by President Clinton in 1995 to the National Science Board (the governing board of the National Science Foundation) for which he served as Chairman from 1998 - 2002 and in 1994 to the National Security Education Board. Dr. Kelly is a director of Energy Partners, Ltd., an oil and natural gas company.

     KARL OTTO POHL, age 73, has been a director of the Company since 1998. Mr. Pohl is a member of the Shareholder Committee of Sal. Oppenheim jr. & Cie., a private investment bank; Chairman of InCentive Asset Management AG; and Chairman of InCentive Capital AG. Mr. Pohl is a director or trustee of all but one of the Gabelli Funds. Mr. Pohl is a former President of the Deutsche Bundesbank, Germany's Central Bank, and was Chairman of its Central Bank Council from 1980 to 1991. He also served as German Governor of the International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pohl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991.

THE BOARD OF DIRECTORS AND COMMITTEES

     During 2002, there were six meetings of the Board of Directors. The Board of Directors of Gabelli has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee regularly meets with Gabelli's independent accountants to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, review fees charged by the independent accountants and recommend the selection of independent accountants to the

Board of Directors. Messrs. Avansino, Ferrara and Kelly, each of whom is an independent director, are the members of the Audit Committee. The Audit Committee met eight times during 2002.

     As will be further described in the Report of the Compensation Committee, this committee reviews the amounts paid to, and the services performed by, the chief executive officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan and the Annual Performance Incentive Plan. Messrs. Avansino, Ferrara and Kelly, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee met twice during 2002.

     The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of Gabelli. Nominations for director(s) submitted to the committee by shareholders are evaluated according to our needs and the nominee's knowledge, experience and background. Messrs. Gabelli and Pohl are the members of the Nominating Committee. The Nominating Committee did not meet in 2002.

     Also, in connection with Gabelli's offering of mandatory convertible securities in January 2002, the Board of Directors appointed a Pricing Committee. Messrs. Avansino, Ferrara, Gabelli and Guenther were the members of the Pricing Committee. The Pricing Committee met twice in January 2002.

     During 2002, each director attended 100% of the meetings of the Board and the Board committees of which he was a member.

COMPENSATION OF DIRECTORS

     Mr. Gabelli receives no compensation for serving as a director of the Company. The other directors receive annual cash retainers and meeting fees as follows:

Board Member................................................  $20,000
Committee Chairman..........................................  $ 5,000
Attendance in person at Board or Committee Meeting..........  $ 1,000
Attendance by telephone at Board or Committee Meeting.......  $   500

     Directors are also eligible to receive stock options. In February 1999, Mr. Pohl was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.275 per share. In February 2000, Messrs. Avansino and Ferrara were each granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.00 per share. In August 2000, Mr. Guenther was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $23.0625 per share. In October 2002, Mr. Kelly was granted an option to purchase 10,000 shares of Class A stock at an exercise price of $30.40. All of the directors' stock options were granted at 100% of fair market value on the date of grant and have a ten-year term and become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to 100% of the shares after four years from the date of the grant.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

     Biographical information for Mr. Gabelli appears above. Brief biographical sketches of the other executive officers of the Company are set forth below.

     BRUCE N. ALPERT, age 51, has served as Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli Funds. Mr. Alpert is also a director of Gabelli Advisers, Inc. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert is a Certified Public Accountant.

     DOUGLAS R. JAMIESON, age 48, has served as Executive Vice President and Chief Operating Officer of GAMCO Investors, Inc. (a wholly-owned subsidiary of the Company) since 1986 and as a director of GAMCO Investors, Inc. since 1991. Mr. Jamieson was an investment analyst with the Gabelli & Company, Inc. from 1981 to 1986.

     JAMES E. MCKEE, age 39, has served as Vice President, General Counsel and Secretary of the Company or its predecessor since August 1995 and as Vice President, General Counsel and Secretary of GAMCO Investors, Inc. since December 1993. Mr. McKee also serves as Secretary of the Company's subsidiaries and most of the Gabelli Funds. Prior to joining the Company, he was with the Securities and Exchange Commission in New York as a Branch Chief from 1992 to 1993 and as a Staff Attorney from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies.

     ROBERT S. ZUCCARO, age 46, has served as Vice President and Chief Financial Officer of the Company since June 1998. Mr. Zuccaro also serves as a director of Gabelli & Company, Inc. Prior to joining the Company, he was Vice President and Treasurer of Cybex International, Inc., an international, publicly held manufacturer of medical, rehabilitative and fitness products, from 1992 to 1997. Mr. Zuccaro was previously with Shearson Lehman Bros. and Ernst & Young LLP. Mr. Zuccaro is a Certified Public Accountant.

                       COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE. The following table summarizes the compensation of our executive officers who received the highest compensation during 2002:

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                            ----------------------------------    ---------------------------------
                                                                   ALL OTHER      RESTRICTED   SECURITIES
                                                                     ANNUAL         STOCK      UNDERLYING    LTIP
                                            SALARY      BONUS     COMPENSATION      AWARDS      OPTIONS     PAYOUTS
NAME AND PRINCIPAL POSITION          YEAR     ($)        ($)          ($)            ($)          (#)         ($)
---------------------------          ----   -------    -------    ------------    ----------   ----------   -------
Mario J. Gabelli...................  2002       -0-(a)     -0-(b)  37,728,104(c)     -0-           -0-        -0-
  Chairman of the Board,             2001       -0-(a)     -0-(b)  47,115,626(c)     -0-           -0-        -0-
  Chief Executive Officer and        2000       -0-(a)     -0-(b)  45,499,198(c)     -0-           -0-        -0-
  Chief Investment Officer
Bruce N. Alpert....................  2002   300,000    150,000        100,889(e)     -0-           -0-        -0-
  Executive Vice President and       2001   300,000    250,000         68,300(e)     -0-           -0-        -0-
  Chief Operating Officer of         2000   300,000    600,000(d)      11,185(e)     -0-           -0-        -0-
  Gabelli Funds, LLC
Douglas R. Jamieson................  2002   300,000    300,000      2,098,739(g)     -0-           -0-        -0-
  Executive Vice President and       2001   300,000        -0-      1,732,863(g)     -0-           -0-        -0-
  Chief Operating Officer of         2000   300,000    300,000(f)   1,889,030(g)     -0-         3,000        -0-
  GAMCO Investors, Inc.
James E. McKee.....................  2002   300,000    400,000(h)         598(i)     -0-           -0-        -0-
  Vice President, General Counsel    2001   300,000    250,000         50,526(i)     -0-         5,000        -0-
  and Secretary                      2000   300,000    300,000(f)         532(i)     -0-           -0-        -0-
Robert S. Zuccaro..................  2002   300,000    100,000            598(j)     -0-           -0-        -0-
  Vice President and                 2001   300,000    100,000            526(j)     -0-           -0-        -0-
  Chief Financial Officer            2000   287,500    300,000(f)         532(j)     -0-           -0-        -0-

---------------
(a) Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b) Mr. Gabelli received no bonus.

(c) For 2002, represents: (i) $10,527,712 for creating and acting as portfolio manager of several open-end Gabelli Funds; (ii) $3,266,837 for creating and acting as portfolio manager of the closed-end Gabelli Funds; (iii) $12,953,829 for acting as portfolio manager and/or attracting and providing client service to a large number of the Company's separate accounts; (iv) $1,446,321 for providing other services, including acting as portfolio manager of partnerships and as a broker; (v) $9,532,807 representing the incentive-based management fee (10% of the Company's pre-tax profits); and
    (vi) $598 representing a contribution made under the Company's profit-sharing plan. For 2001, represents: (i) $15,428,158 for creating and acting as portfolio manager of several open-end Gabelli Funds; (ii) $5,200,356 for creating and acting as portfolio manager of the closed-end Gabelli Funds;
    (iii) $12,933,226 for acting as portfolio manager and/or attracting and providing client service to a large number of the Company's separate accounts; (iv) $2,228,628 for providing other services, including acting as portfolio manager of partnerships and as a broker; (v) $11,324,732 representing the incentive-based management fee (10% of the Company's pre-tax profits); and (vi) $526 representing a contribution made under the Company's profit-sharing plan. For 2000, represents: (i) $15,720,450 for creating and acting as portfolio manager of several open-end Gabelli Funds;
    (ii) $5,786,995 for creating and acting as portfolio manager of the closed-end Gabelli Funds; (iii) $11,610,310 for acting as portfolio manager and/or attracting and providing client service to a large number of the Company's separate accounts; (iv) $1,085,214 for providing other services, including acting as portfolio manager of partnerships and as a broker; (v) $11,295,697 representing the incentive-based management fee (10% of the Company's pre-tax profits); and (vi) $532 representing a contribution made under the Company's profit-sharing plan.

(d) $150,000 of this amount vested on December 31, 2002 and was paid in January 2003.

(e) For 2002, represents incentive-based variable compensation for attracting and/or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by the Company ("Variable Compensation") in the amount of $100,291 and a contribution made by the Company under its profit-sharing plan of $598. For 2001, represents Variable Compensation in the amount of $67,774 and a contribution made by the Company under its profit-sharing plan of $526. For 2000, represents Variable Compensation in the amount of $10,653, and a contribution made by the Company under its profit-sharing plan of $532.

(f) $100,000 of this amount vested on December 31, 2002 and was paid to January 2003.

(g) For 2002, represents Variable Compensation in the amount of $2,098,141, and a contribution made by the Company under its profit-sharing plan in the amount of $598. For 2001, represents Variable Compensation in the amount of $1,732,337 and a contribution made by the Company under its profit-sharing plan of $526. For 2000, represents Variable Compensation in the amount of $1,627,923, interest on deferred compensation equal to the appreciation in the market value of $250,000 of the Class A Stock during 2000 in the amount of $260,575, and a contribution made by the Company under its profit-sharing plan of $532.

(h) $100,000 of this amount was paid as a special interim bonus in June 2002.

(i) For 2002 and 2000, represents contributions by the Company under its profit-sharing plan. For 2001, represents a payment from a variable compensation pool of $50,000, and a contribution by the Company under its profit-sharing plan of $526.

(j) Represents contributions made by the Company under its profit-sharing plan.

     OPTION GRANTS. No stock options were granted in 2002 to the executive officers named in the Summary Compensation Table.

     FISCAL YEAR-END OPTIONS TABLE. The following table shows the number of unexercised options for those executive officers named in the Summary Compensation Table. An "in-the-money" option was an option for which the option price of the underlying stock was less than $30.04, the closing market price of the Class A Stock on December 31, 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTIONS

                                                                NUMBER OF                     VALUE OF
                                                          SECURITIES UNDERLYING              UNEXERCISED
                                                         UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                            SHARES                          DECEMBER 31, 2002           DECEMBER 31, 2002 ($)
                         ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                     EXERCISE (3)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ------------   ------------   -----------   -------------   -----------   -------------
Mario J. Gabelli.......        -0-            -0-           -0-            -0-             -0-            -0-
Bruce N. Alpert........     22,500        331,313           -0-          7,500             -0-        103,238
Douglas R. Jamieson....     22,500        526,621           -0-         10,500             -0-        145,358
James E. McKee.........        -0-            -0-        18,750         11,250         258,094         86,031
Robert S. Zuccaro......      4,500        106,514        33,000         12,500         454,245        172,063

     EQUITY COMPENSATION PLAN TABLE. The following table shows information regarding outstanding options and shares reserved for future issuance under our equity compensations plans as of December 31, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                       NUMBER OF SECURITIES
                                                                                      REMAINING AVAILABLE FOR
                                        NUMBER OF SECURITIES                           FUTURE ISSUANCE UNDER
                                            TO BE ISSUED         WEIGHTED-AVERAGE       EQUITY COMPENSATION
                                          UPON EXERCISE OF      EXERCISE PRICE OF        PLANS (EXCLUDING
                                        OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN
PLAN CATEGORY                           WARRANTS AND RIGHTS    WARRANTS AND RIGHTS       THE FIRST COLUMN)
-------------                           --------------------   --------------------   -----------------------
Equity compensation plans approved by
  security holders....................        615,406                 $20.21                 1,783,750
Equity compensation plans not approved
  by security holders.................            -0-                    -0-                       -0-
Total.................................        615,406                 $20.21                 1,783,750

REPORT OF THE COMPENSATION COMMITTEE

     Messrs. Avansino, Ferrara and Kelly, each of whom is an independent director, are the members of the Compensation Committee. In this report, the term "we" refers to members of the Compensation Committee. Our report on executive compensation for 2002 follows:

     We are responsible to the Board of Directors, and ultimately to the shareholders of Gabelli, for:

     - Reviewing the amounts paid to, and the services performed by, the chief executive officer pursuant to his employment agreement for compliance with the terms thereof;

     - Administering the Stock Award and Incentive Plan and the Annual Performance Incentive Plan; and

     - Reviewing and approving the compensation policies and general compensation levels for Gabelli's other executive officers.

     We recognize that the investment management and securities industries are highly competitive and that experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is essential to maintain Gabelli's competitive position in the investment management and securities industries, as well as to provide for the long-term success of Gabelli.

     We believe that Gabelli must pay competitive levels of cash compensation and offer appropriate equity and other incentive programs. These programs must always be consistent with stockholder interests. We think these programs are necessary to motivate and retain Gabelli's professional personnel. These compensation programs are keyed to achieve performance goals that our Committee and the Board determine.

EXECUTIVE OFFICER COMPENSATION

     The compensation for Gabelli's executive officers (other than for Mario J. Gabelli ("Mr. Gabelli") whose compensation is described separately below) is composed of base salary, annual bonus compensation, stock option awards and incentive-based variable compensation.

BASE SALARY AND ANNUAL BONUS

     Mr. Gabelli recommends to the Committee the amounts of the base salaries and annual bonuses for the Company's executive officers, which amounts are subject to our review and approval. We reviewed the base salaries proposed by Mr. Gabelli for the executive officers in light of the responsibilities associated with the position held, the individual's overall level of experience, competitive practices and other subjective factors. The base salaries for all of the executive officers (other than Mr. Gabelli who receives no base salary) were set at $300,000 for both 2002 and 2003.

     We also reviewed the annual bonuses and special interim bonus proposed by Mr. Gabelli for the executive officers for their services in 2002 in light of their individual and business unit performance and other subjective factors. We approved the bonuses reflected in the Summary Compensation Table.

STOCK OPTIONS

     Gabelli's executive compensation programs also include stock option awards, which we believe provide additional incentives to increase shareholder value and retain qualified individuals. No stock options were granted in 2002 to Gabelli's staff. In prior years, stock option awards were granted with an exercise price equal to the market price of the Class A Stock at the time of the grant, becoming exercisable with respect to 75% of the shares after three years and with respect to 100% of the shares after four years. Individual award levels are based upon a subjective evaluation of each individual's overall past and expected future contribution. There is no specific formula used to determine option awards for any individual.

VARIABLE COMPENSATION

     To the extent that they have the proper regulatory registrations, all of Gabelli's staff are eligible to receive incentive-based variable compensation for attracting and/or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by the Company. Mr. Jamieson, who provides client service to a significant number of separate accounts managed by Gabelli, received the majority of his total 2002 compensation from variable compensation payments.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Gabelli received no base salary and no annual bonus in 2002, and he has not been awarded any stock options. All of the compensation paid to Mr. Gabelli in 2002 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli's Employment Agreement.

     Prior to its initial public offering in February 1999, the Company entered into an Employment Agreement with Mr. Gabelli relating to his service as Chairman of the Board, Chief Executive Officer, Chief Investment Officer of the Company, and executive for certain subsidiaries and Portfolio Manager for certain mutual funds and separate accounts. Under the Employment Agreement, Mr. Gabelli receives, as compensation for managing or overseeing the management of investment companies and partnerships, attracting mutual fund accounts, attracting or managing separate accounts, providing investment banking services, acting as a broker or otherwise generating revenues for the Company, a percentage of revenues or net profits relating to or generated by such activities (which revenues or net profits are substantially derived from assets under management). Such payments are made in a manner and at rates as agreed to from time to time by the Company, which rates have been and generally will be the same as those received by other professionals in the

Company performing similar services. With respect to the Company's institutional and retail asset management, mutual fund advisory and brokerage business, the Company generally pays out up to 40% of the revenues or net profits to the portfolio managers, brokers and marketing staff who introduce, service or generate such business, with payments involving the separate accounts being typically based on revenues and payments involving the mutual funds being typically based on net profits.

     Pursuant to the Employment Agreement, in addition to his revenue or net profit-based compensation, Mr. Gabelli receives an incentive-based management fee in the amount of 10% of the aggregate pre-tax profits, if any, of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles (before consideration of this fee or the $50 million deferred payment described below or any employment taxes thereon) so long as he is an executive of the Company and devoting the substantial majority of his working time to its business. This incentive-based management fee is subject to our review at least annually for compliance with the terms thereof. Mr. Gabelli has agreed that while he is employed by the Company or until February 17, 2005, whichever is longer, he will not provide investment management services outside of the Company, except for certain permitted accounts. Pursuant to the Employment Agreement, an assignee of Mr. Gabelli received a deferred payment of $50 million plus accrued interest paid on January 2, 2002. Interest on the deferred payment had been payable quarterly at an annual rate of 6%. Because these compensation arrangements involve variable incentive-based fees, the $1.0 million deductibility limit of Section 162(m) is generally not expected to apply to the payments. The Employment Agreement may not be amended without the approval of this Committee.

                                          COMPENSATION COMMITTEE

                                          Raymond C. Avansino, Jr. (Chairman)
                                          John C. Ferrara
                                          Eamon M. Kelly

                            STOCK PERFORMANCE CHART

     We are required by the Securities and Exchange Commission to provide you with a comparison of the cumulative total return on our Class A Stock as of December 31, 2002 with that of a broad equity market index and either a published industry index or a peer group index selected by us. The following chart compares the return on the Class A Stock with the return on the Russell 2000 Index and an index comprised of public companies with the Standard Industrial Classification (SIC) Code 6282, Investment Advice. The comparison assumes that $100 was invested in the Class A Stock at the Company's initial public offering on February 11, 1999, and in each of the named indices, which include the reinvestment of dividends, on February 11, 1999.

                               [COMPARISON GRAPH]

                       Feb. 11, 1999    Dec. 31, 1999    Dec. 31, 2000    Dec. 31, 2001    Dec. 31, 2002
                       -------------    -------------    -------------    -------------    -------------
Gabelli Asset
  Management Inc.          $100            $ 92.86          $189.65          $246.86          $171.43
Russell 2000 Index         $100            $118.10          $113.00          $114.16          $ 89.52
Peer Group Index           $100            $113.62          $191.07          $164.49          $128.68

                      CERTAIN OWNERSHIP OF GABELLI'S STOCK

     The following table sets forth, as of March 31, 2003, certain information with respect to all persons known to Gabelli who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

                                                                          AMOUNT AND
                                                                          NATURE OF
                                                              TITLE OF    BENEFICIAL     PERCENT
NAME OF BENEFICIAL OWNER*                                      CLASS      OWNERSHIP      OF CLASS
-------------------------                                     --------    ----------    ----------
Barclays Global Investors, NA...............................  Class A        363,125(1)     5.4%
Baron Capital Group, Inc. ..................................  Class A        688,300(2)    10.2%
Cascade Investment, L.L.C. .................................  Class A      1,886,792(3)    21.8%
Chilton Investment Company, Inc. ...........................  Class A        856,300(4)    12.6%
Roger Engemann & Associates, Inc. ..........................  Class A        463,850(5)     6.9%
Westcap Investors, LLC......................................  Class A        731,049(6)    10.8%
Mario J. Gabelli............................................  Class A        113,265        1.7%
                                                              Class B     23,150,000(7)     100%
Bruce N. Alpert.............................................  Class A         39,500(8)      **
Douglas R. Jamieson.........................................  Class A          9,500(9)      **
James E. McKee..............................................  Class A         28,092(10)      **
Robert S. Zuccaro...........................................  Class A         47,810(11)      **
Raymond C. Avansino, Jr.....................................  Class A         91,500(12)     1.4%
John C. Ferrara.............................................  Class A         17,500(13)      **
Paul B. Guenther............................................  Class A         10,000         **
Eamon M. Kelly..............................................  Class A          4,650         **
Karl Otto Pohl..............................................  Class A         10,000(14)      **
All Directors and Executive Officers as a Group.............  Class A        371,817        5.4%
                                                              Class B     23,150,000        100%

---------------
  (*) The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105; Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153; Cascade Investment, LLC, 2365 Carillon Point, Kirkland, WA 98033: Chilton Investment Company, Inc., 65 Locust Avenue, New Canaan, CT 06840; Roger Engemann & Associates, Inc., 600 North Rosemead Blvd., Pasadena, CA 91107; Westcap Investors, LLC, 11111 Santa Monica Blvd., Los Angeles, CA 90025; and Mario J. Gabelli, One Corporate Center, Rye, NY 10580.

 (**) Represents beneficial ownership of less than 1%.

 (1) As reported in a Schedule 13G, dated February 10, 2003. According to this filing, Barclays Global Investors, NA has sole voting and dispositive power with respect to 322,896 of the reported shares and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 40,229 of the reported shares.

 (2) As reported in an amendment to Schedule 13G, dated February 10, 2003. According to this filing, Baron Capital Group, Inc. and Ronald Baron beneficially own 688,300 shares, BAMCO, Inc. beneficially owns 625,300, Baron Capital Management, Inc.

     beneficially owns 63,000 shares, and Baron Growth Fund and Baron Small Cap Fund each beneficially own 299,000 shares, and each of the reporting persons has shared voting and dispositive power with respect to these shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons.

 (3) As reported in a Schedule 13D, dated August 27, 2001. Cascade Investment, L.L.C.'s beneficial ownership of these shares assumes the conversion of a $100 million convertible note purchased by it from the Company. The shares beneficially owned by Cascade Investment, L.L.C. may be deemed to be beneficially owned by William H. Gates III, the sole member of Cascade Investment, L.L.C.

 (4) As reported in an amendment to Schedule 13G, dated February 14, 2003. According to this filing, Chilton Investment Company, Inc. has sole voting and dispositive power with respect to all of the reported shares.

 (5) As reported in an amendment to Schedule 13G, dated January 28, 2003. According to this filing, Roger Engemann & Associates, Inc. and Pasadena Capital Corporation have shared voting and dispositive power with respect to these shares.

 (6) As reported in an amendment to Schedule 13G, dated March 18, 2003. According to this filing, Westcap Investors, LLC has sole voting power with respect to 550,472 of the reported shares and sole dispositive power with respect to 180,577 of the reported shares.

 (7) Owned by Gabelli Group Capital Partners, Inc. ("GGCP") and two of its subsidiaries. Mr. Gabelli disclaims beneficial ownership of these shares in excess of his ownership interest in GGCP.

 (8) Includes 7,500 shares that may be acquired through the exercise of stock options.

 (9) Includes 7,500 shares that may be acquired through the exercise of stock options.

(10) Includes 25,000 shares that may be acquired through the exercise of stock options.

(11) Includes 45,500 shares that may be acquired through the exercise of stock options.

(12) Includes 7,500 shares that may be acquired through the exercise of stock options. 60,000 shares are owned by entities for which Mr. Avansino serves as a director or officer. Mr. Avansino disclaims beneficial ownership of these 60,000 shares.

(13) Includes 7,500 shares that may be acquired through the exercise of stock options.

(14) Represents shares that may be acquired through the exercise of stock options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and other shareholders who may own 10% or more of Gabelli's common stock have complied with the requirements of Section 16(a) the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time, except that a Form 5 was filed on behalf of Mr. Kelly in February 2003 relating to a grant of options in October 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Gabelli Group Capital Partners, Inc. ("GGCP"), formerly known as Gabelli Funds, Inc., and two of its subsidiaries own all of the Company's Class B Stock, representing approximately 97% of the combined voting power and 77% of the outstanding shares of the Company's common stock.

     Prior to its initial public offering in February 1999, the Company and GGCP entered into a Management Services Agreement, with a one-year term and renewable annually, under which the Company will provide certain services for GGCP, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of its business and providing personnel to perform certain administrative services. The Management Services Agreement was renewed in May 2002. Pursuant to the Management Services Agreement, GGCP paid the Company $300,000 for services provided in 2002.

     As of December 5, 1997, GGCP entered into a master lease agreement with M4E, LLC, which is owned by the children of Mr. Gabelli, for a 60,000 square foot building, of which approximately 9,000 square feet are currently subleased to other tenants. The master lease for the building and property, which is located at 401 Theodore Fremd Avenue, Rye, New York (the "Building"), expires on April 30, 2013. From December 5, 1997 through December 31, 2002, GGCP agreed to pay rent equal to $720,000 per year. From January 1, 2003 through December 31, 2003, the rent will increase to $756,000 per year. From January 1, 2004 through

April 30, 2013, the rent will be a minimum of $765,000 per year, adjusted for inflation. GGCP agreed to be responsible under the master lease for all operating expenses, costs of electricity and other utilities and taxes. As of February 9, 1999, GGCP assigned all of its rights and obligations under the master lease to the Company.

     As of December 5, 1997, GGCP subleased to Lynch Corporation, a company for which Mr. Gabelli serves as Vice Chairman and is a significant stockholder, approximately 5,000 square feet in the Building. The sublease had a five-year term. With the assignment of the master lease, the Company became the successor as landlord to GGCP under this sublease. As of September 1, 1999, Lynch Corporation assigned all of its rights and obligations under the sublease to Lynch Interactive Corporation, a company for which Mr. Gabelli serves as Vice Chairman and is a significant stockholder. Effective May 1, 2001, the parties agreed to reduce the leased space to approximately 3,300 square feet. Effective December 5, 2002, the Company and Lynch Interactive Corporation extended the lease on this space for five years, although the Company has a right to terminate it after three years. Pursuant to this lease, Lynch Interactive Corporation pays rent to the Company at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2002 for rent and other expenses under this lease was $72,858.

     GAMCO Investors, Inc. ("GAMCO"), a wholly-owned subsidiary of the Company, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly-owned by Mr. Gabelli, and to Gabelli Securities, Inc. ("GSI"), a majority-owned subsidiary of the Company, with respect to the private investment funds managed by each of them. Pursuant to such agreements, GSI and MJG Associates, Inc. paid GAMCO $50,000 and $10,000, respectively, (excluding reimbursement of expenses) for 2002.

     Gabelli Securities International Limited ("Gabelli Securities International") was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. Marc Gabelli, a portfolio manager of the Company and the son of Mr. Gabelli, owns 55% of Gabelli Securities International and GSI owns the remaining 45%.

     In 1994, Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed and Gabelli Securities International entered into an agreement to provide management services to GIGFL. GSI in turn entered into an agreement with Gabelli Securities International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, GSI received investment management fees of $29,162 for 2002.

     In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. Gabelli Securities International and Gemini Capital Management, LLC ("Gemini"), an entity owned by Marc Gabelli, were engaged by the fund as investment advisors as of July 1, 1999. The fund paid half of the management fees for 2002, approximately $119,230, to Gabelli Securities International which amount it in turn paid to GSI for services provided.

     In April 1999, GSI formed Gabelli Global Partners, L.P., an investment limited partnership for which GSI and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini received half of the management fee paid by the partnership to the general partners in the amount of $138,077 for 2002.

     In December 1999, Gabelli European Partners, Ltd., an offshore investment fund, was incorporated. Gabelli Securities International was engaged as an investment advisor by the fund as of January 1, 2000. For services rendered by GSI, Gabelli Securities International paid GSI all of the incentive and management fees it received for 2002 from the fund in the amount of $129,432.

     Effective January 1, 1999, Gabelli Funds, LLC, a subsidiary of the Company, entered into an agreement to provide advisory and administration services to Gemini with respect to the funds it manages. Pursuant to this agreement, Gemini paid Gabelli Funds, LLC $5,000 for services provided in 2002.

     For 2002, the Company reimbursed GGCP in the amount of $86,225 for GGCP's incremental costs (but not the fixed costs) relating to the Company's use of an airplane in which GGCP owns a fractional interest.

     In connection with the purchase of shares of GSI prior to the Company's initial public offering, Mr. Zuccaro, Marc Gabelli and Matthew R. Gabelli, a Vice President -- Trading of the Company and the son of Mr. Gabelli, executed demand notes with respect to loans of $72,420, $111,080, and $66,409, respectively, each of which accrued interest at the rate of 7%. In November 2002, these loans together with all accrued and unpaid interest were repaid in full.

     In 2002, Mr. Gabelli, by virtue of a newly entered into relationship, now has a spouse who has been at the firm since 1984.

     The Company has an agreement with Mr. Karl Otto Pohl to pay him an annual retainer fee equal to the difference between $250,000 and the amounts received by Mr. Pohl directly from the Mutual Funds for his service on their boards of directors. The Mutual Funds did not pay Mr. Pohl any amount in 2002.

     As required by the Company's Code of Ethics, the Company's staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of the Company's staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, the Company through its subsidiaries in the ordinary course of business has also provided brokerage or investment advisory services to the Company's directors, the substantial shareholders listed in the table under "Certain Ownership of Gabelli's Stock" or entities controlled by such persons for customary fees.

                         REPORT OF THE AUDIT COMMITTEE

     Messrs. Avansino, Ferrara and Kelly, each of whom is an independent director, are the members of the Audit Committee. In this report, the term "we" refers to the members of the Audit Committee.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter was included as Appendix A to our 2001 proxy statement. There have been no material changes to the charter since then. Our job is one of oversight as set forth in our charter. Gabelli's management is responsible for preparing Gabelli's financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of Gabelli in conformity with generally accepted accounting principles.

     We have reviewed and discussed Gabelli's audited 2002 financial statements with management and with Ernst & Young LLP, Gabelli's independent auditors.

     We have discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     We have received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Ernst & Young LLP its independence.

     Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in Gabelli's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Eamon M. Kelly (Chairman)
                                          Raymond C. Avansino, Jr.
                                          John C. Ferrara

                            INDEPENDENT ACCOUNTANTS

SELECTION OF ERNST & YOUNG LLP

     In November 2002, the Audit Committee considered and recommended, and Gabelli's Board of Directors approved, the selection of Ernst & Young LLP to be our independent accountants for the year ending December 31, 2002. Gabelli has not selected auditors for the current year, since its normal practice is for the Audit Committee and the Board to make the selection later in the year. Ernst & Young LLP has been Gabelli's independent auditors since its inception in 1998. Representatives of this firm will be present at the meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

ERNST & YOUNG LLP FEES FOR 2002

     Audit Fees. Fees billed to Gabelli by Ernst & Young LLP with respect to the audit of the 2002 financial statements and interim reviews of quarterly financial statements for 2002 were $379,000.

     Financial Information Systems Design and Implementation Fees. No services were performed and no fees were billed to Gabelli by Ernst & Young LLP in connection with financial information systems design and implementation projects for 2002.

     All Other Fees. All other fees billed to Gabelli by Ernst & Young LLP with respect to 2002 were $103,060, which fees were for tax return preparation and review of registration statements.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Ernst & Young's independence.

               SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Qualified shareholders who want to have proposals presented at our 2004 annual meeting must deliver them to Gabelli by December 18, 2003, in order to be considered for inclusion in next year's proxy statement and proxy.

                                 OTHER MATTERS

     We know of no other matters to be presented to you at the meeting other than the election of directors. If other matters are considered at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Gabelli.

     We will provide a free copy of Gabelli's Annual Report on Form 10-K for the year ended December 31, 2002. Requests should be in writing and addressed to Gabelli's Chief Financial Officer (Robert S. Zuccaro, Gabelli Asset Management Inc., One Corporate Center, Rye, NY 10580-1422).

                                      PROXY

                          GABELLI ASSET MANAGEMENT INC.


                    Proxy Solicited by the Board of Directors
              for the Annual Meeting of Shareholders, May 13, 2003

                  (see Proxy Statement for discussion of items)



         The undersigned hereby appoints Mario J. Gabelli, James E. McKee and Robert S. Zuccaro, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of Gabelli Asset Management Inc. Class A Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2003 Annual Meeting of Shareholders of Gabelli Asset Management Inc., or any adjournment thereof.

SEE REVERSE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                                 SIDE



[  X  ]  Please mark
         votes as in this
         example


--------------------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
--------------------------------------------------------------------------------


1.  Election of six directors, each for a one-year term.

Nominees: (01) Raymond C. Avansino, Jr., (02) John C. Ferrara, (03) Mario J. Gabelli, (04) Paul B. Guenther, (05) Eamon M. Kelly and (06) Karl Otto Pohl

                FOR     [     ]                 WITHHOLD        [     ]
                ALL                             FROM ALL
             NOMINEES                           NOMINEES


[     ]      --------------------------------------------
             For all nominees except as noted above


The shares represented by this Proxy Card will be voted as specified, but if no specification is made they will be voted FOR Item 1 and at the discretion of the proxies on any other matter that may properly come before the meeting.


MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [     ]


MARK HERE FOR ADDRESS CHANGE AND NOTE CHANGES AT LEFT   [     ]


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature:                                    Date:             Signature:                                  Date:
           ---------------------------------      ------------            --------------------------------       -------------------